CODE OF ETHICS FOR PIONEER FUNDS
                               DISTRIBUTOR, INC.

POLICY

      Pioneer Investment Management, Inc. ("PIM") and its subsidiary Pioneer Funds Distributor, Inc. ("PFD") are committed to maintaining the highest ethical standards. An important element of PFD's commitment is PFD's philosophy of always putting the interests of PIM's and PFD's clients' ahead of its own. Accordingly, as a person subject to this Code of Ethics for PFD (the "Code"), you must conduct yourself in such a manner as to avoid any actual or potential conflict of interest with a client of PFD. The knowledge and/or opportunities you gain as a result of your position at PFD must be used in a manner that is consistent with PFD's and PIM's obligations to its clients. In addition, PFD expects you to comply at all times with the federal securities laws of the United States applicable to PFD's business and the rules of the National Association of Securities Dealers, Inc. ("NASD").

      When making personal investment decisions, you must exercise extreme care to ensure that the prohibitions of this Code are not violated. Furthermore, you should conduct your personal investing in such a manner that will eliminate the possibility that your time and attention are devoted to your personal investments at the expense of time and attention that should be devoted to your duties at PFD.

      It also bears emphasizing that technical compliance with the procedures, prohibitions and limitations of the Code will not automatically insulate you from scrutiny of, or sanctions for, securities transactions.

                                                   LAST REVISED FEBRUARY 1, 2005

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APPLICABILITY

      This Code applies to registered representatives of PFD who are not otherwise subject to the more rigorous requirements of the Code of Ethics of PIM. Such persons include officers or directors of PFD who, in the ordinary course of business, make, participate in or obtain information regarding, the purchase or sale of reportable securities by Funds for which PFD serves as principal underwriter (e.g. the Pioneer Funds), or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of reportable securities. Registered representatives who comply with PIM's Code of Ethics will be deemed to have satisfied their obligations under this Code.

      It is your responsibility to familiarize yourself with this Code initially and again if you change positions in the future.

      Underlined terms contained in the Code have special meanings. You may review a definition of a term's meaning by referring to "Important Terms" or by simply clicking on the term.

PURPOSE

      PFD has adopted this Code pursuant to Rule 17j-1 under the Investment Company Act of 1940 and to comply with the Rules 3050 of the NASD.

PROCEDURES

CERTIFICATIONS OF RECEIPT AND COMPLIANCE

      INITIAL CERTIFICATION

      You will be required to certify within 10 calendar days of commencement of employment that you have read and understand the Code and recognize that you are subject to the Code. You also will be required to re-certify that you have read and understand the provisions of the Code if the Code is amended. In addition, be aware that a change of your job function within PFD or PIM may subject you to the more rigorous requirements of PIM's Code of Ethics and require you to certify to that Code. Certifications must be submitted to the Compliance Department using the form or system provided by the Compliance Department.

      ANNUAL CERTIFICATION

      On an annual basis, you will be expected to certify that:

            -     You have received a copy of the then current Code;

            - You have read and understand the Code and recognize that you are subject to the Code's requirements;

            - You have reported all personal securities transactions and accounts required to be disclosed pursuant to the requirements of the Code; and

            - You have complied with all applicable requirements of the Code.

      This certification must be completed by January 31st of each year.

CODE OF ETHICS FOR PIONEER FUNDS DISTRIBUTOR, INC.                             2

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CODE OF BUSINESS CONDUCT

      All registered representatives of PFD also are subject to the Code of Business Conduct contained in the Associate Handbook of Pioneer Investment Management USA Inc. The Code of Business Conduct sets out standards for associates dealing with potentially complex ethical decisions. The Code also provides basic information to associates regarding Pioneer's procedures for reporting conflicts of interest and raising other issues of concern. You should be aware that violations of the Code of Business Conduct that result in a violation of the federal securities laws of the United States or conflict with the PFD's obligations to its clients shall be deemed to be a violation of this Code.

INSIDER TRADING

      In addition to the requirements of this Code, all associates of PFD are subject to PFD's policies and procedures regarding Insider Trading. PFD's Insider Trading policies and procedures prohibit associates from buying or selling any security while in possession of material nonpublic information about the issuer of the security. The policy also prohibits associates from communicating to third parties any material nonpublic information about any security or issuer of securities. Any violation of PFD's policies and procedures on Insider Trading that adversely affects a client of PIM or PFD shall be deemed to be a violation of this Code.

REPORTING REQUIREMENTS

      You must report the information set forth below to the Compliance Department. Any report provided under this section may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which it relates.

      HOLDINGS REPORTS

      Initial holdings report

      Within 10 calendar days of becoming a registered representative of PFD, you must disclose to the Compliance Department all of your employee-related accounts and all reportable securities beneficially owned by you, whether or not they are held in an employee-related account. If the 10th day falls on a weekend or a holiday, the report is due on the business day immediately preceding this deadline.

      Initial holdings reports must be submitted using the form provided by the Compliance Department and must contain information that is current as of a date no more than 45 calendar days prior to becoming an access person.

      If you become the beneficial owner of another person's securities (e.g., by marriage to the owner of the securities), then transactions in those securities also become subject to the reporting requirements of the Code. You must also report your beneficial ownership of these securities within 10 calendar days of your knowledge of their existence. Additionally, any changes to the registration of a security (i.e., transfers from one account into another) must be reported to the Compliance Department within 10 calendar days of your knowledge of the change.

      Annual holdings report

      On an annual basis, you are required to report to the Compliance Department all of your employee-related accounts and all reportable securities beneficially owned by you,

CODE OF ETHICS FOR PIONEER FUNDS DISTRIBUTOR, INC.                             3

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      whether or not they are held in an employee-related account. The annual holdings report must be submitted to the Compliance Department by January 31 of each year and must contain information that is current as of December 31 of the prior year. If January 31 falls on a weekend, the report is due by the close of business on the preceding Friday.

      TRANSACTION REPORTS

      You are required to direct your brokers to provide duplicate copies of confirmations of transactions in reportable securities and duplicate copies of all periodic statements related to your employee-related account(s) to the following address:

                       Pioneer Investment Management, Inc.
                              Compliance Department
                                 60 State Street
                           Boston, Massachusetts 02109

      Such instructions must be made promptly upon becoming a registered representative and as new accounts are established, but no later than 10 calendar days after the end of a calendar quarter in which such account was established.

      If you are unable to arrange for duplicate copies of confirmations and periodic account statements to be sent to the Compliance Department in a timely manner, you must immediately notify the Compliance Department and request an exemption from the requirement to provide confirmations and periodic account statements. If the Compliance Department grants the request, you must submit a report on the form provided by the Compliance Department within 30 calendar days following the end of a calendar quarter in which a transaction occurs.

      You must report any securities transactions that would not be reported on a brokerage or other account statement within 30 calendar days of the end of a calendar quarter in which a transaction occurs using the form provided by the Compliance Department.

      For shares of reportable funds held directly with the Funds or through PIM's Savings and Investment Plan, Retirement Benefit Plan, Mandatory Bonus Deferral Plan or Voluntary Bonus Deferral Plan, the Compliance Department will arrange for duplicate copies of all periodic statements to be provided to the Compliance Department. For shares of a reportable fund held in any other type of account, you must direct brokers to provide duplicate copies of confirmations and duplicate copies of all periodic statements related to your account to the address listed above.

      EXCEPTIONS TO REPORTING REQUIREMENTS

      You do not need to report:

            - Transactions in securities or instruments that are not reportable securities;

            - Transactions effected pursuant to an automatic investment plan; and

            - Securities held in accounts over which you have no influence or control, which includes an account managed for you on a discretionary basis by someone else.

      To rely on the third exception listed above, you must arrange for your broker or adviser to submit a discretionary authorization letter to the Compliance Department.

CODE OF ETHICS FOR PIONEER FUNDS DISTRIBUTOR, INC.                             4

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PERMITTED BROKERAGE ACCOUNTS

      If you became a registered representative of PFD after March 1, 2005, you will be required to hold your personal trading accounts with one of the following brokerage firms:

            -     Schwab Capital Markets

            -     Merrill Lynch

            -     Fidelity Brokerage

            -     TD Waterhouse Discount Brokerage

            -     E*Trade Financial

            -     Ameritrade, Inc.

            -     Smith Barney Citigroup

            -     UBS Financial Services, Inc.

            -     Morgan Stanley

      New registered representatives will have 90 days from the date they become a registered representative of PFD to transfer their existing brokerage accounts to one of the above brokerage firms.

      If you became a registered representative of PFD before March 1, 2005, you will be allowed to continue to hold your accounts with brokerage firms other than one of those named above. However, if you hold an account with a firm other than the above firms, and you seek to move your account(s) to another firm, then you must use one of the above firms.

      The restriction on brokerage accounts does not apply to:

            - Accounts over which you have no influence or control, which includes an account managed for you on a discretionary basis by someone else.

            - Accounts that are not capable of holding reportable securities.

      Upon opening an account, you are required to disclose the account to the Compliance Department. You must also agree to allow the broker-dealer to provide the Compliance Department with electronic reports of employee-related accounts and transactions executed therein and to allow the Compliance Department to access all account information.

      You are required to receive approval from the Compliance Department to maintain an employee-related account with broker-dealers other than those on the list. Permission to open or maintain employee-related accounts with a broker-dealer other than those on the list of approved brokers will not be granted or may be revoked if transactions are not reported as described above.

CODE OF ETHICS FOR PIONEER FUNDS DISTRIBUTOR, INC.                             5

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RESTRICTIONS ON PERSONAL INVESTMENTS

      ENGAGE IN ACTIVITIES FOR PERSONAL BENEFIT

      You may not induce or cause a client to take action, or to fail to take action, when you intend for such action to benefit you personally rather than primarily the client. For example, you would violate this Code by causing a client to purchase or refrain from selling a security you owned for the purpose of supporting or increasing the price of that security.

      PROFIT FROM KNOWLEDGE OF CLIENT TRANSACTIONS

      You may not use your knowledge of client transactions to profit by the market effect of such transactions. This means that you may not purchase or sell a security when you knew, or should have known, that the security was being considered for any client. For example:

            - You may not front-run any trade of a client (i.e., you may not knowingly trade before a contemplated transaction by a client). You could be deemed to be front-running if you:

                  - Purchase a security while knowing that PIM intended to purchase that security for a client; or

                  - Sell a security while knowing that PIM intended to sell that security for a client.

            - You cannot purchase a security (or its economic equivalent) with the intention of recommending that the security be purchased for a client, or sell short a security (or its economic equivalent) with the intention of recommending that the security be sold for a client.

      INTENTIONALLY EVADE THE PROSPECTUS REQUIREMENTS OF REPORTABLE FUNDS

      All transactions in shares of a reportable fund must be consistent with the prospectus requirements applicable to the fund.

      INITIAL PUBLIC OFFERINGS

      You may not purchase securities in an initial public offering.

      EXCESSIVE TRADING

      You are discouraged from trading excessively. PFD strongly discourages high levels of personal trading activity and may monitor such activity. If it is determined that you have engaged in a pattern of excessive trading, PIM may place restrictions on your personal trading or take other disciplinary action.

III.  ADMINISTRATION AND ENFORCEMENT

      The Compliance Department is charged with oversight and interpretation of the Code in a manner considered fair and equitable, in all cases placing PFD's clients' interests first.

      The Compliance Department will inform you if you are subject to the Code. PFD shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

CODE OF ETHICS FOR PIONEER FUNDS DISTRIBUTOR, INC.                             6

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      A copy of the Code is available on Navigator. Likewise, any amendments to the Code will be posted on Navigator promptly after they become available. You will be given notice of all changes to, or restatements of, the Code.

      Acknowledgement of, and compliance with, the Code is a condition of employment with PFD. The Code does not create any obligations to any person or entity other than PFD. The Code is not a promise or contract, and it may be modified at any time. PFD retains the discretion to decide whether the Code applies to a specific situation, and how it should be interpreted.

      REVIEW

      The Compliance Department will review on a regular basis the reports filed pursuant to the Code. In this regard, the Compliance Department will give special attention to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in the Code.

      REPORTING VIOLATIONS OF THE CODE

      PFD relies upon you to report promptly any conduct you believe to be a violation of the Code. You must report violations or suspected violations of the Code to the CCO. All such reports or inquiries will be subject to investigation.

      PFD will not tolerate any form of retaliation against an associate who lodges a good faith report of a violation or suspected violation or cooperates in an investigation. Where retaliation is found to have occurred, the offending party will be subject to disciplinary action, up to and including termination of employment. PFD also reserves the right to take corrective action against an associate if, upon investigation, it determines that the associate was dishonest or malicious in making the report or providing information to investigators.

      In conducting an investigation, PFD will attempt to keep the identities of the associate reporting the suspected violation and of witnesses confidential. Where this is not possible, information will be disclosed only as necessary to conduct the investigation and to permit members of management to ensure the efficiency and security of PIM's business activities. Where a report involves a violation of a law or regulation, PFD may also be obligated to make certain information available to clients or former clients, the Securities and Exchange Commission or to other authorities.

      VIOLATIONS AND SANCTIONS

      Compliance with the Code is expected and violations of its provisions are taken seriously. You must recognize that the Code is a condition of employment with PFD and a serious violation of the Code or related policies may result in termination of your employment. Since many provisions of the Code also reflect provisions of the U.S. securities laws, you should be aware that violations could also lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines and penalties, and imprisonment.

      Federal law requires that the Code must not only be adopted, but must be enforced with reasonable diligence. The Compliance Department will keep records of any violation of the Code and of the actions taken as a result of such violations.

CODE OF ETHICS FOR PIONEER FUNDS DISTRIBUTOR, INC.                             7

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      Sanctions

      Violations of this Code may result in the imposition of the sanctions as published by the Compliance Department from time to time. These sanctions may include, but are not limited to: terminating or suspending your employment; suspending your personal trading privileges; issuing a letter of censure or warning; requiring you to pay a fine; requiring you to compensate the affected Fund for an amount equal to the advantage you gained by reason of such violation; and requiring you to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade.

      In deciding whether to impose sanctions, PFD may take into account any factors that it determines to be appropriate in imposing sanctions, which may include, but are not limited to, your history of compliance, the nature of the violation, whether the violation was intentional or inadvertent and any harm suffered by a client. Violations of this Code also may result in criminal prosecution or civil action. VIOLATIONS WILL BE REMOVED FROM YOUR RECORD AFTER A PERIOD OF FIVE YEARS FROM THE DATE OF THE VIOLATION.

      HARDSHIP EXEMPTIONS

      In cases of hardship, the CCO can grant exemptions from the restrictions in the Code. The decision will be based on a determination that a hardship exists and that the transaction for which an exemption is requested would not result in a conflict with PFD's clients' interests or violate any other policy embodied in this Code. Other factors that may be considered include: the size and holding period of your position in the security, the market capitalization of the issuer, the liquidity of the security, the amount and timing of client trading in the same or a related security, and other relevant factors.

      If you are seeking an exemption you should submit a written request to the CCO, setting forth the nature of the hardship along with any pertinent facts and reasons why you believe the exemption should be granted. You are cautioned that exemptions are intended to be exceptions, and repetitive requests for exemptions are not likely to be granted.

      Records of the approval of exemptions and the reasons for granting exemptions will be maintained by the Compliance Department.

      APPEALS

      If you believe you have been treated unfairly by any action rendered with respect to a violation of the Code or a waiver request, you may appeal the determination by providing the Compliance Department with a written explanation within 30 calendar days of being informed of such determination. If appropriate, the Compliance Department will arrange for a review by senior management of PFD and will advise you whether the action will be imposed, modified or withdrawn.

CONFIDENTIALITY

      Normally, PFD will keep all information obtained under this Code in strict confidence; however, violations will be reported to senior management and PFD may report information to third parties under certain circumstances. For example, PFD may make reports of securities transactions and violations of this Code available to clients or former clients, the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation, or to other civil or criminal authorities if PFD considers it to be necessary or advisable.

CODE OF ETHICS FOR PIONEER FUNDS DISTRIBUTOR, INC.                             8

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INTERPRETATION

      PFD may, from time to time, adopt such interpretations of this Code as PFD deems appropriate.

QUESTIONS AND EDUCATIONAL MATERIALS

      You are encouraged to bring to the Compliance Department any questions you may have about interpreting or complying with this Code, about securities accounts or personal trading activities of associates or your family or household members, about your legal or ethical responsibilities, or about similar matters that may involve this Code. You should contact Libby Liebig or Leah Rumbaua with any questions.

      The Compliance Department may from time to time circulate educational materials or bulletins designed to assist you in understanding and carrying out your duties under this Code.

CODE OF ETHICS FOR PIONEER FUNDS DISTRIBUTOR, INC.                             9

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IMPORTANT TERMS

Term                                           Definition
----                                           ----------
Automatic              Automatic investment plan means a program in which
investment plan        regular periodic purchases (or withdrawals) are made
                       automatically in (or from) investment accounts in
                       accordance with a predetermined schedule and allocation.
                       An automatic investment plan includes a dividend
                       reinvestment plan.

Beneficial ownership   Beneficial ownership is interpreted in the same manner as
                       it would be under Rule 16a-1(a)(2) of The Securities
                       Exchange Act of 1934 (the "Exchange Act") determining
                       whether a person is the beneficial owner of a security
                       for purposes of section 16 of the Exchange Act and the
                       rules and regulations thereunder.

                       Generally, you have beneficial ownership in a security if you have the opportunity directly or indirectly to receive or share in any profit derived from a transaction in the security, whether or not the security or the relevant account is in your name or is held in an ordinary brokerage or retirement plan account. The ultimate determination of whether you have beneficial ownership in a security or an account depends on the facts of your particular case. Key factors you should consider are your ability to benefit from the proceeds of the security, and the degree to which you exercise control over the security.

                       You are generally presumed to be the beneficial owner of:

                              - Securities held by you, your spouse/domestic partner or members of your immediate family sharing your household;

                              - Securities held by a trust, in which you have a direct or indirect pecuniary interest;

                              - Your proportionate interest in securities held by a partnership, corporation or similar entity under your control;

                              - Securities held by an unmarried person with whom you share your household and combine your financial resources in a manner similar to that of married persons; and

                              -     Securities you have a right to acquire
                                    through the exercise or conversion of a
                                    "derivative security."

CCO                    Chief Compliance Officer of Pioneer Funds Distributor, Inc.

Employee-related       An employee-related account is an account in which
account                securities are held for your benefit. It includes, but
                       is not limited to:

                              - Your own accounts and accounts "beneficially owned" by you;

CODE OF ETHICS FOR PIONEER FUNDS DISTRIBUTOR, INC.                            10

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
Term                                           Definition
----                                           ----------
                              -     Your spouse's/domestic partner's accounts
                                    and the accounts of any members of your
                                    immediate family sharing your household; and

                              - Accounts in which you, your spouse/domestic partner, or members of your immediate family sharing your household have a beneficial interest.

Immediate family       Any child, stepchild, grandchild, parent, stepparent,
                       grandparent, spouse, sibling, mother-in-law,
                       father-in-law, son-in-law, daughter-in-law,
                       brother-in-law, or sister-in-law, including adoptive
                       relationships.

Reportable fund        A reportable fund is any open-end US mutual fund advised
                       or sub-advised by PIM or Oak Ridge Investments LLC ("Oak
                       Ridge") or distributed by PFD (e.g., the Pioneer Funds).
                       Such funds generally include the Pioneer Funds,
                       Pioneer's VCT Portfolios, and any funds for which
                       Pioneer serves as subadviser. Please contact the
                       Compliance Department for a complete list of reportable
                       funds.

Reportable security    Reportable security means a security as defined by
                       section 2(a)(36) of the Investment Company Act of 1940.
                       The term "reportable security" is very broad and
                       includes stocks, bonds, and other instruments you might
                       not ordinarily think of as securities, such as:

                              -     All kinds of limited partnerships;

                              - Private investment funds, hedge funds and investment clubs;

                              -     Foreign unit trusts and investment funds;

                              -     Options on securities;

                              -     Shares in reportable funds, which are
                                    registered investment companies advised or sub-advised by PIM or Oak Ridge or distributed by PFD (e.g., the Pioneer
                                    Funds); and

                              -     Closed-end funds.

                       Reportable securities do not include:

                              - Direct obligations of the government of the United States (note that securities issued by agencies or instrumentalities of the U.S.
                                    government (e.g., GNMA obligations),
                                    municipal obligations and obligations of other governments are reportable securities);

                              -     Bankers' acceptances;

CODE OF ETHICS FOR PIONEER FUNDS DISTRIBUTOR, INC.                            11

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
Term                                           Definition
----                                           ----------
                              -     Bank certificates of deposit;

                              -     Commercial paper;

                              - High quality short-term debt instruments, including repurchase agreements; and

                              -     Shares of open-end investment companies
                                    registered under the Investment Company Act of 1940, as amended, other than reportable funds.

CODE OF ETHICS FOR PIONEER FUNDS DISTRIBUTOR, INC.                            12